Exhibit 99.1
FOR IMMEDIATE RELEASE
PMFG, Inc. (Parent of Peerless Mfg. Co.) to Hold Special Meeting of Stockholders to Consider Authorizing Class of Preferred Stock
Dallas, Texas, March 18, 2009 — PMFG, Inc. (the “Company”) (Nasdaq: PMFG) today announced that it has filed a preliminary proxy statement with the Securities and Exchange Commission related to a special meeting of stockholders.
At the meeting, the Company’s stockholders will be asked to approve a proposal to amend the Company’s certificate of incorporation to authorize the issuance of five million shares of preferred stock. Currently, the Company’s certificate of incorporation provides only for the issuance of common stock. If approved by stockholders, the preferred stock would be issuable in one or more series, with such rights, preferences, privileges and restrictions as determined from time to time by the Company’s board of directors.
The Company’s board of directors believes that the Company and its stockholders will benefit from the flexibility of having preferred stock available to be issued. The proposed amendment would allow the Company to tailor the terms of each issuance of preferred stock to market conditions, capital raising opportunities or acquisition opportunities without the expense, delay and uncertainty that would result if stockholder approval was required for each issuance of preferred stock.
Peter J. Burlage, Chief Executive Officer of the Company, commented: “Given the current market conditions, we believe that the option to issue preferred stock will provide us with greater financial flexibility.”
The Company’s board of directors has no present understanding or arrangement with any person to issue any shares of preferred stock. However, as previously reported in the Company’s 2008 annual report, depending on market conditions and other factors, the Company is considering raising additional equity capital. The Company has engaged a financial advisor and intends to meet with a limited number of accredited investors regarding a potential issuance of preferred stock for cash in a private placement, with an objective to raise proceeds of approximately $25 million. The Company has made a filing with the Securities and Exchange Commission requesting the withdrawal of its existing common stock shelf registration statement.
The terms of any potential issuance of preferred stock have not been determined. However, the preferred stock may be convertible into the Company’s common stock. If the preferred stock issuance is completed, the Company will use the net proceeds to repay a portion of its outstanding indebtedness in accordance with the terms of its existing debt agreements.
The date of the special meeting has not been determined. The Company currently anticipates that the meeting will be held during the second calendar quarter of 2009. The Company will issue a press release announcing the meeting date once it has been established. In addition, if there are material developments related to a private placement of preferred stock that occur after a definitive proxy statement is mailed to stockholders but before the special meeting, the Company will provide stockholders with a supplement to the definitive proxy statement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. Any preferred stock offered in a private placement will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
About PMFG
The Company is a leading provider of custom engineered systems and products designed to help ensure that the delivery of energy is safe, efficient and clean. The Company primarily serves the markets for power generation, natural gas infrastructure and petrochemical processing. Headquartered in Dallas, Texas, the Company markets its systems and products worldwide under the brand names of Peerless Mfg. Co.™, Burgess-Manning™, Bos-Hatten™ and Alco Products™.
The PMFG, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5676
Safe Harbor Under the Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include the ability to realize the expected benefits of the proposed amendment to the certificate of incorporation to authorize a class of preferred stock, the Company’s ability to complete a private placement on favorable terms or at all, and the Company’s ability to execute its plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including the information under Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact:
PMFG, Inc.
Mr. Peter J. Burlage, Chief Executive Officer
Mr. Henry G. Schopfer, Chief Financial Officer
(214) 357-6181
Fax: (214) 351-0194
www.peerlessmfg.com
14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254
Cameron Associates
Kevin McGrath
(212) 245-4577
Kevin@cameronassoc.com

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